EXHIBIT 34.3

         Annual Independent Accountant's Report in Respect of Servicing
                      for the year ended December 31, 2006
                           (Ford Motor Credit Company)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Stockholder of Ford Motor Credit Company:

We have examined management's assertion, included in the accompanying management's Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that Ford Motor Credit Company (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for all asset-backed securities transactions involving automotive retail installment sale contracts completed on or after January 1, 2006 and registered with the Securities Exchange Commission for which Ford Credit acted as subservicer (the "Platform"), as of December 31, 2006 and for the period from January 1, 2006 through December 31, 2006 excluding criteria

1122(d)(1)(i),(iii) and (iv), (d)(2)(ii) through (v) and (vii), (d)(3)(i)
through (iv), and (d)(4)(ix) through (xiii) and (xv) which the Company has determined are not applicable to the activities performed by them with respect to the servicing platform. Management's assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion based on out examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the period ended December 31, 2006 for the asset-backed securities transactions involving automotive retail installment sale contracts completed on or after January 1, 2006 and registered with the Securities and Exchange Commission for which Ford Credit acted as subservicer is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers, LLP
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March 19, 2007